Exhibit 10.1

August 4, 2022

Scott Roe

Amendment of Employment Terms

Dear Scott:

It is with great pleasure that I confirm your appointment as Tapestry’s Chief Operating Officer, in addition to continuing in your current role of Chief Financial Officer of Tapestry, Inc. Your appointment is effective upon August 4, 2022 (the “Effective Date”).

We refer you to that certain offer letter between Tapestry and you, dated as of April 26, 2021, together with all attachments and exhibits thereto (collectively, the “Offer Letter”).  The terms and conditions set forth in this addendum (the “Addendum”) will supplement the terms and conditions set forth in your Offer Letter.  Except as expressly supplemented by this Addendum, the terms of your Offer Letter will remain in full force and effect. Please sign the acknowledgement at the end noting your understanding and agreement.

1.	Annual Equity Compensation

During your employment, the Company may make annual equity grants each year, typically in August. Your compensation package will include a guideline annual equity grant value of $3,250,000, to be granted in a fixed proportion of different equity vehicles, which may include restricted stock units ("RSUs"), performance restricted stock units ("PRSUs"), and/or stock options, as determined annually by the Committee and normally granted in August. The current mix of equity vehicles for your role is 20% RSUs, 40%PRSUs and 40% stock options. Currently, PRSUs cliff vest on the third anniversary of the grant date and may vest between 0 to 200% of target shares depending on performance, RSUs vest and stock options are exercisable one fourth each year over four years beginning on the first anniversary of the grant date, in each case, subject to your continued employment or other service with the Company from the grant date to each applicable vesting date. The grant value and vehicle mix of any future equity grants will be determined based on your position, performance, tenure and other criteria Tapestry determines in its discretion, which are subject to change.  All equity awards are subject to approval by the Committee.

Additional terms of your annual equity compensation are set forth in your Offer Letter. With respect to equity grants made prior to the Effective Date, the provisions of the Offer Letter and the applicable award agreements will continue to apply in full force and effect.

2.	Additional Terms and Conditions

Upon the Effective Date, you will no longer serve, and you hereby relinquish your position as the Company’s Head of Strategy.

For avoidance of doubt, your appointment as Chief Operating Officer will not be deemed to give rise to “Good Reason” under your Offer Letter.

As an employee of the Company, and as a part of this offer, you will be subject to the various policies set forth below and in your Offer Letter, as well as other policies to which you are already subject. Such policies include, but are not limited to, the following:

●	Incentive Repayment Policy;
●	Executive Stock Ownership;
●	Consensual Relationship Policy;
●	Notice of Intent to Terminate Employment;
●	Post-Employment Restrictions set forth in your Offer Letter;
●	Code of Conduct;
●	Confidentiality, Information Security and Privacy Agreement; and
●	Other Terms and Conditions of Employment.

This offer set forth in this Addendum is contingent on the following:

●	Your returning a signed copy of this offer letter by the Effective Date;
●	Your agreement to be bound by, and adhere to, all of the Company’s policies in effect during your employment with the Company, including, but not limited to, the policies set forth above; and
●	The terms and conditions of individual equity award agreements.

Sincerely,

/s/ Sarah J. Dunn___________________
Sarah J. Dunn
Global Human Resources Officer
Tapestry, Inc.

Agreed and accepted by:

/s/ Scott Roe_______________________
Scott Roe